UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2022

TESSCO Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-33938	52-0729657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11126 McCormick Road, Hunt Valley, Maryland 21031

(Address of principal executive offices) (Zip Code)

(410) 229-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TESS	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As it continues to focus on sales growth and in light of continuing supply chain variability, on December 8, 2022, Tessco Technologies Incorporated, a Delaware corporation (“Tessco”), and its operating subsidiaries (together with Tessco, collectively, the “Company”), and Wells Fargo Bank, National Association (“Wells”) entered into Amendment No. 4 to Credit Agreement (“Amendment No. 4”). Pursuant to, and subject to the terms and conditions of Amendment No. 4, including the Amended and Restated Credit Agreement included as a part thereof (the “Amended and Restated Credit Agreement”), the Commitment under the pre-existing Revolving Credit Facility was increased from $80 million to $105 million, among other things. Availability is determined in accordance with a Borrowing Base formula and is subject to an Availability Block of $10 million. As a result, the outstanding balance cannot exceed $95 million at any time. The Maturity Date has been extended to April 29, 2025. Other than as described here, the material terms of the Credit Agreement as previously amended, remain largely unchanged. Capitalized terms used in this and the following paragraphs and not defined have the meanings ascribed in the Amended and Restated Credit Agreement.

In addition to the increased Commitment, the Amended and Restated Credit Agreement provides for a change from a LIBOR-based primary rate to one based on SOFR, as well as change to the methodology for determining the Applicable Margin and the imposition of a $42 million Inventory Cap as a Borrowing Base component. Amendment No. 4 also changes the financial predicates for applicability of the Minimum Fixed Charge Coverage Ratio and Cash Dominion Period, taking into consideration the increase in Commitment. In addition, the Company agreed that in no event will the mortgage on its Hunt Valley, Maryland property be released prior to December 31, 2023, and only if the Fixed Charge Coverage Ratio thereafter is at least 1.10 to 1.00 for six consecutive months and Excess Availability is at least $22.5 million for thirty consecutive days.

Going forward, Borrowings accrue interest from the applicable borrowing date:  (A) if a SOFR Rate Loan, (i) at a per annum rate equal to the SOFR Rate plus a SOFR Adjustment of 10 basis points (to remain pricing neutral for transition from LIBOR to SOFR) plus the SOFR Rate Margin of 2.25% until the later of December 31, 2023 and meeting a Fixed Charge Coverage Ratio for the trailing twelve months of not less than 1.0 to 1.0, and (ii) thereafter, at a per annum rate equal to the SOFR Rate plus a SOFR Adjustment of 10 basis points (to remain pricing neutral for transition from LIBOR to SOFR) plus the SOFR Rate Margin of 1.75% if Excess Availability is greater than 30%, 2.00% if Excess Availability is at least 20% but less than or equal to 30%, and 2.25% if Excess Availability is less than 20% or (B) if a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin of 1.25% until the later of December 31, 2023 and meeting a Fixed Charge Coverage Ratio for the trailing twelve months of not less than 1.0 to 1.0, and (ii) thereafter, at a per annum rate equal to the Base Rate plus the Base Rate Margin of 0.75% if Excess Availability is greater than 30%, of 1.00% if Excess Availability is at least 20% but less than or equal to 30%, and of 1.25% if Excess Availability is less than 20%. Excess Availability for these purposes is determined without giving effect to the $10 million Availability Block.

The Company is required to pay a monthly Unused Line Fee based on the average daily revolver usage, at a per annum rate equal to 0.25% if usage is greater than 50% and 0.50 if usage is less than 50%.

The foregoing discussion of Amendment No. 4, together with and including the Amended and Restated Credit Agreement, is not complete and is qualified in its entirety by reference to Amendment No. 4, a copy of which, together with and including the Amended and Restated Credit Agreement, is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
10.1	Amendment No. 4 to Credit Agreement dated as of December 8, 2022, among TESSCO Technologies Incorporated, the additional Borrowers and Guarantors party thereto, the Lenders and Guarantors party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for each member of the Lender Group, and as Lender
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Information presented in this Current Report on Form 8-K may contain forward-looking statements and certain assumptions upon which such forward-looking statements are in part based. Numerous important factors, including those factors identified in the TESSCO Technologies Incorporated Annual Report on Form 10-K and other of the Company’s filings with the Securities and Exchange Commission, and the fact that the assumptions set forth in this Current Report on Form 8-K could prove incorrect, could cause actual results to differ materially from those contained in such forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ Aric M. Spitulnik
Aric M. Spitulnik
Senior Vice President, Chief Financial Officer, and Corporate Secretary

Dated: December 9, 2022

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